Exhibit 99.1

U.S. Concrete Shares Resume Trading

HOUSTON, TX--(Marketwire - October 20, 2010) - U.S. Concrete, Inc. (OTCBB: USCR) today announced that its shares resumed trading on October 15, 2010. The shares are quoted on the Over the Counter Bulletin Board (OTCBB) under the symbol USCR.

"We are pleased to have our shares resume trading," stated Michael W. Harlan, the Company's President and Chief Executive Officer. "Our shareholders now have improved liquidity since the completion of our restructuring in August."

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete. The Company has 101 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to the liquidity of our shareholders. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry, the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the six months ended June 30, 2010.

Contact:
Jim Lewis
Chief Financial Officer
U.S. Concrete, Inc.
713-499-6222